                                                             [Execution Version]



                         Securities Purchase Agreement


                                August 18, 1998


Kafus Environmental Industries Ltd.
Suite 440, 755 Burrard Street
Vancouver, BC Canada V6Z 1X6

     Attn:  Mr. Michael A.  McCabe

Gentlemen:

Reference is made to the U.S. $12,500,000 Convertible Promissory Note dated as of August 18, 1998 (as modified from time to time, the "Note"), made by Kafus Environmental Industries Ltd., a British Columbia corporation (the "Company"), and payable to the order of Enron Capital & Trade Resources Corp., a Delaware corporation (the "Purchaser"), and the related Warrants issued in connection therewith, including (a) the Warrant for 750,000 Shares of Common Stock of the Company ("Common Stock") dated as of August 18, 1998 made by the Company and issued to the Purchaser, (b) the Warrant for 250,000 Shares of Common Stock dated as of August 18, 1998, made by the Company and issued to the Purchaser,
(c) the Warrant for 500,000 Shares of Common Stock dated as of August 18, 1998, made by the Company and issued to the Purchaser, and (d) the Warrant for 45,000 Shares of Common Stock dated as of August 18, 1998, made by the Company and issued to the Purchaser (such Warrants in (a) through (d) being the "Warrants"). This Securities Purchase Agreement (this "Agreement") is entered into in connection with the execution of the Note and the Warrants, and is intended to supplement the terms of the Note and the Warrants. In consideration of the credit to be provided to the Company under the Note, the Company and the Purchaser agree as follows:

Section 1.  Definitions.

     1.1 Terms defined herein shall have the meanings specified in their definition, including the following terms which shall have the following meanings:

     "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

     "Assignment Agreement" means the Assignment Agreement dated as of August 18, 1998, made by Samarac in of favor the Purchaser agreeing to assigning to the Purchaser certain rights of Samarac under CanFibre Group Agreements, subject to certain conditions as specified therein.

     "Business Day" has the meaning specified in Section 7.3(a).

     "CanFibre Group" means The CanFibre Group Ltd., an Ontario corporation.

     "CanFibre Group Agreements" means the CanFibre Group Management Agreement and the CanFibre Group Development Payment Agreement.

     "CanFibre Group Management Agreement" means the Amended and Restated Management Agreement dated as of December 1, 1994, between CanFibre Group and Samarac providing for the payment of 10% of certain amounts to Samarac for management services (as amended and restated in connection with this Agreement).

     "CanFibre Group Development Payment Agreement" means the Amended and Restated Development Payment Agreement dated as of December 1, 1994, between CanFibre Group and Samarac providing for the payment of 10% of certain amounts to Samarac for development services which have been performed (as amended and restated in connection with this Agreement).

     "Consent and Agreement" means the Consent and Agreement dated as of August 18, 1998, made by CanFibre Group in favor of the Purchaser consenting to the security interests under the Security Agreement and the assignment under the Assignment Agreement.

     "Credit Parties" means the Company, Samarac, and CanFibre Group.

     "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time would, unless cured or waived, become an Event of Default.

     "Event of Default" means the occurrence of any of the events specified in
Section 6.1.

     "Financial Statements" means the March 31, 1998, financial statements of the Company.

     "Guaranty" means the Limited Recourse Guaranty dated as of August 18, 1998, made by Samarac in favor of the Purchaser guaranteeing the Loan Obligations to the extent of the collateral under the Security Agreement.

     "Loan Documents" means this Agreement, the Note, the Structuring Fee Agreement, the Pledge Agreement, the Guaranty, the Security Agreement, the Assignment Agreement, the Consent and Agreement, and each other agreement, document, or instrument now or hereafter executed which secures, supports, or otherwise relates to the Note (other than the Warrant Documents).

     "Loan Obligations" means any and all amounts now or hereafter owed by the Company to the Purchaser in connection with the Loan Documents, including principal, interest, fees, reimbursements, indemnifications, and other amounts, and any increases, extensions, rearrangements, and other modifications thereof.

     "Material Adverse Change" means any material adverse change in the business, operations, financial condition, or prospects of the Company since the date of the Financial Statements.

     "Material Subsidiary" means CanFibre Group, Kenaf Industries, Ltd., a Delaware corporation, Kafus Cement Fibre Industries, Inc., a Delaware corporation, and Camden Agro-Systems Ltd., an Ontario corporation, and any Subsidiary of the foregoing corporations.

     "Maturity Date" has the meaning specified in the Note.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

     "Pledge Agreement" means the Pledge Agreement dated as of August 18, 1998, made by the Company in favor the Purchaser pledging 100% of the shares in Kafus Cement Fibre Industries, Inc., a Delaware corporation, to the Purchaser as collateral for the Loan Obligations.

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of August 18, 1998, between the Company and the Purchaser providing for the registration of the Common Stock issuable upon conversion of the Note in accordance with Section 5.1 of the Note or upon exercise of any of the Warrants.

     "Samarac" means The Samarac Corporation Ltd., an Ontario corporation.

     "Security Agreement" means the Security Agreement dated as of August 18, 1998, made by Samarac in favor the Purchaser granting the Purchaser a security interest in the CanFibre Group Agreements to secure the Loan Obligations.

     "Structuring Fee Agreement" means the letter agreement dated as of August 18, 1998, made by the Company in favor of ECT Securities Corp. providing for certain fees payable to ECT Securities Corp. in connection with arranging the commitment under this Agreement.

     "Subsidiary" means, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such Person.

     "Voting Securities" means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership, and (c) with respect to any other Person, such ownership interests in such Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

     "Warrant Documents" means the Warrants and the Registration Rights
Agreement.

     "Transaction Documents" means the Loan Documents and the Warrant Documents.

     1.2 All accounting terms not specifically defined in this Agreement shall be construed in accordance with Canadian generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, and the Company shall not change and shall not permit any change in the method of accounting employed in the preparation of those financial statements unless required to conform to such principles or approved in writing by the Purchaser.

     1.3 All references to documents and agreements shall refer to such documents as amended, supplemented, and otherwise modified from time to time, unless otherwise specified.

     1.4 All references to $ or Dollars shall mean U.S. Dollars unless otherwise specified.

Section 2.  The Purchase and Sale of Note and Warrants.

      2.1 Sale and Purchase. Effective on the date of this Agreement, and for the commitment to make advances under the Note as provided for herein, the Company will issue and sell to the Purchaser and, in reliance upon the representations and warranties of the Company contained herein and in the other Transaction Documents, Purchaser will purchase from the Company, the Note and the Warrants. The combined purchase price of the Note and the Warrants shall be the amount of advances actually made under the Note, with such purchase price being allocated for tax purposes only between the Note and the Warrants with the Note receiving 88% of the purchase price and the Warrants receiving 12% of the purchase price. For all other purposes, including the determination of the outstanding principal amount of the Note and the accrual of interest thereon, all advances of funds by the Purchaser under the Loan Documents shall be treated as advances of principal under the Note. The sale and purchase shall be effective upon execution and delivery of this Agreement and the first advance under the Note. All Warrants shall be earned in full upon such sale and purchase.

      2.2 Commitment under Note. Subject to the terms and conditions set forth herein, the Purchaser agrees to advance principal to the Company under the Note from the date of this Agreement through the Maturity Date provided that (a) the outstanding principal amount of the Note during any period may not exceed the commitment limit for such period set forth below and (b) the outstanding principal amount of the Note during any period may not exceed the face amount of the Note.

     Period                              U.S. $ Commitment Limit
     ------                              -----------------------
     August 1998                         $ 8,000,000
     September 1998                      $ 8,500,000

     October 1998                        $ 9,000,000
     November 1998                       $ 9,500,000
     December 1998                       $10,000,000

     January 1999                        $10,500,000
     February 1999                       $11,000,000
     March 1999                          $11,500,000

     April 1999                          $12,000,000
     May 1999 through Maturity Date      $12,500,000

      2.3 Advancing. Each advance of principal under the Note shall be made by the Purchaser to the Company upon submission of a written borrowing request provided by the Company to the Purchaser not later than five Business Days prior to the date of such requested advance. The written borrowing request shall certify the use for the proceeds of the advance, state that the conditions precedent for such advance under Section 3 below have been satisfied, and be in a form reasonably satisfactory to the Purchaser. No more than two advances may be made during any month.

Section 3.  Conditions Precedent.

      3.1 First Disbursement. The Purchaser's obligation to make the first advance of principal under the Note is subject to the satisfaction by the Company or waiver in writing by the Purchaser of the following conditions:

          (a) The Company shall have delivered or shall have caused to be delivered the documents and other items listed in the Closing Documents List provided in connection with this Agreement, together with any other documents and items reasonably requested by the Purchaser to document the agreements and intent of the Loan Documents, in each case fully executed and delivered where applicable and in each case in form and substance satisfactory to the Purchaser, including the following documents and other items:

               (i)   this Agreement, the Note, the Structuring Fee Agreement;

               (ii)  the Warrants, and the Registration Rights Agreement;

               (iii) the Pledge Agreement, the Guaranty, the Security Agreement, the Assignment Agreement, the Consent and Agreement, and all related share certificates, stock powers, financing statements and other lien filings, and lien searches;

          (b) Where applicable, the financing statements and other documents and agreements requiring filing or recording in public records shall have been duly delivered to the appropriate offices for filing or recording and the Purchaser shall have received confirmations of receipt thereof by the appropriate filing or recording offices, if available, with all filing fees, mortgage tax, and intangible tax paid by the Company, and the original copies of all share certificates and other items requiring possession for perfection shall have been delivered to the Purchaser in appropriate form for transfer; and

          (c) The Company shall have provided direction to the Purchaser to pay on behalf of the Company the fees contemplated by the Structuring Fee Agreement and all legal fees and expense of counsel and local counsel for the Purchaser incurred in connection with this Agreement.

          3.2 Each Disbursement. The Purchaser's obligation to make each advance of principal under the Note (including the first and final advance) is subject to the following conditions precedent:

          (a) The Purchaser shall have received a written borrowing request from the Company in accordance with Section 2.3;

          (b) The representations and warranties set forth in the Loan Documents shall be true and correct as of the date of the advance, the Company shall have performed all of its covenants and obligations under the Loan Documents to have been performed as of the date of the advance, and no Default or Event of Default shall have occurred and be continuing;

          (c)  No Material Adverse Change shall have occurred;

          (d) With respect to any advance requested after September 30, 1998, financial closing and funding of the project finance for CanFibre of Lackawanna, Inc., shall have occurred in accordance with the commitment letter provided by the Purchaser in connection therewith, including the funding of U.S. $87,000,000 of solid waste disposal revenue bonds for such project finance; and

          (e) With respect to any advance requested after the initial advance, the Purchaser shall have received an opinion acceptable to the Purchaser from counsel acceptable to the Purchaser regarding the enforceability of the CanFibre Group Management Agreement and the CanFibre Group Development Payment Agreement and such other matters related thereto as are reasonably requested by the Purchaser.

Section 4. Representations and Warranties. Upon the execution of this Agreement, and with each advance of principal under the Note, the Company represents and warrants to the Purchaser as follows:

     4.1 Corporate Organization and Authority. The Company (a) is a corporation duly incorporated and in good standing under the laws of British Columbia and is authorized to exercise its corporate powers in such province;
(b) has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as is currently proposed to be conducted; and (c) has been duly qualified and is in good standing to do business as a foreign corporation in each jurisdiction where the nature of its business and assets requires such qualification, except for those jurisdictions where the failure to qualify would not result in a Material Adverse Change.

     4.2 Authorization. The Company has all requisite corporate power to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. All corporate and shareholder action necessary for the authorization, execution, and delivery by the Company of the Transaction Documents to which it is a party and the performance by the Company of its obligations thereunder have been taken. Each Transaction Document to which the Company or any of its Affiliates is a party constitutes a legally binding and valid obligation of the Company and its Affiliates, as applicable, enforceable in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of, creditors' rights or by other equitable principles of general application.

     4.3 Capitalization. As of the date of this Agreement the authorized capital stock of the Company consists of (a) 50,000,000 Preference Shares, without par value, of which (i) 15,000 have been designated as Series I Preference Shares and all of which are issued and are outstanding, (ii) 5,000 have been designated as Series II Preference Shares of which 3,300 are issued and outstanding, (iii) 3,000 have been designated as Series III Preference Shares of which none are issued and outstanding, (iv) 1,000 have been designated as Series IV Preference Shares of which 1,000 are issued and outstanding, (v) 75 have been designated as Series V Preference Shares of which none are issued and outstanding, (vi) 75 have been designated as Series VI Preference Shares of which 75 are issued and outstanding, (vii) 75 have been designated as Series VII Preference Shares of which 38 are issued and outstanding, and (b) 100,000,000 shares of Common Stock, without par value of which 24,510,868 shares are issued and outstanding. As of the date of this Agreement, all shares that have been issued and are outstanding have been validly issued (including, without limitation, issued in compliance with all applicable federal and provincial securities laws) and are fully paid and nonassessable. As of the date of this Agreement, there are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, contracts, or other rights or agreements obligating the Company either directly or indirectly to issue, sell, purchase, or redeem any equity securities of the Company or any Subsidiary of the Company other than:

     (i)   the Series I, II, IV, VI, and VII Preference Shares;

     (ii) outstanding warrants to purchase shares of Common Stock as set forth in the attached Schedule 4.3(ii);

     (iii) outstanding options to purchase shares of Common Stock as set forth in the attached Schedule 4.3(iii);

     (iv) the right of Purchaser to acquire Common Stock of the Company pursuant to an Income Participation Certificate Purchase Agreement dated for reference June 1, 1997, between the Company and Purchaser;

     (v) the right of Purchaser to acquire Common Stock of the Company pursuant to a Deferred Payment Purchase Agreement dated for reference June 1, 1997, between the Company and Purchaser;

     (vi) the right of Purchaser to acquire Common Stock of the Company pursuant to a U.S. $11,250,000 Exchangeable Promissory Note dated as of March 31, 1998, made by Kafus Cement Fibre Industries of Texas, Inc. and payable to the order of the Purchaser;

     (vii) Re-Con Building Products Inc. ("Re-Con") has an option to acquire from Kafus Cement Fibre Industries of Texas ("Kafus Cement") 500 shares of Class B Common Stock of Cement Fibreboard Industries of Texas, Inc. ("Cement Fibreboard") for $8,000,000;

     (viii) Kafus Cement has an option to acquire, under certain conditions, from Re-Con 500 shares of Class C Common Stock of Cement Fibreboard for $10.00;

     (ix) Kafus Cement Fibre Industries, Inc. has issued Preferred Stock in the face amount of Cdn $500,000 to Re-Con which may be redeemable upon the request of the holder thereof;

     (x) Re-Con has the right to reacquire 500 shares of Class B Common Stock of Cement Fibre Technology from Kafus Cement Fibre Industries Inc. for $10 if it exercises its option to acquire 500 shares of Class B Common Stock of Cement Fibreboard from Kafus Cement;

     (xi) Kafus Cement Fibre Industries Inc. has the right to acquire 500 shares of Class C Common Stock of Cement Fibre Technology from Re-Con if Kafus Cement exercises its option to acquire 500 shares of Class C Common Stock of Cement Fibreboard Kafus Cement;

     (xii) Kenaf Industries Ltd. has issued Series C redeemable preferred stock with an issue value of $1,250,000 in the aggregate to Kenaf International, Inc.; and

     (xiii) CanFibre of Riverside, Inc. has issued 4,000 shares of Series A Convertible Redeemable Preferred Stock which may be redeemed by CanFibre of Riverside for $1,000 per share. The Series A Convertible Redeemable Preferred Stock accrues dividends payable in Series B redeemable preferred stock.

     4.4  Subsidiaries.   As of the date of this Agreement, Schedule 4.4 sets
forth an accurate and complete list of all Subsidiaries of the Company, their jurisdiction of incorporation, and the ownership by the Company and its Subsidiaries of the equity interests of each Subsidiary. As of the date of this Agreement, all of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly and validly authorized and issued and are fully paid and non-assessable, and such shares were not issued in violation of any preemptive or similar right and, except as set forth on such Schedule, are owned by the Company or one of its Subsidiaries, free and clear of any Liens (as defined below). As of the date of this Agreement, there are no outstanding warrants, options, or other rights to purchase or acquire any shares of capital stock of any Subsidiary of the Company, nor any outstanding securities convertible into such shares or any outstanding warrants, options, or other rights to acquire any such convertible securities except as set forth on such Schedule.

     4.5 Litigation. There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding, or investigation before any court, governmental agency, or body having jurisdiction over the Company or any of its Subsidiaries, or before any arbitrator or mediator, that if adversely determined, would result in a Material Adverse Change or that relates to or could materially affect the performance by the Company of its obligations under the Transaction Documents.

     4.6 SEC Documents, Financial Statements. Since January 1, 1997, the Company has filed all reports, schedules, forms, statements, and other documents required to be filed by it with the Securities Exchange Commission (the "SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (all of the foregoing filed prior to the date hereof being hereinafter referred to herein as the "SEC Documents"). The Company has delivered to the Purchaser true and complete copies of all SEC Documents.
As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and none of the SEC Documents (when read together with all exhibits included therein and financial statement schedules thereto and documents, other than exhibits, incorporated by reference) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make to statements therein, in light of the circumstances under which they were made, not misleading. The Company, any Person authorized to represent the Company, and, to the best knowledge of the Company, any other Person in connection with the issuing of the Warrants, have not made, at any time, any oral communication in connection with the issuing of the Warrants which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. As of September 30, 1997, the Company was, and as of the date hereof the Company believes that it is a "foreign private issuer" within the meaning of Rule 3b-4 promulgated by the SEC under the Exchange Act and the Common Stock of the Company is therefore exempt from the operation of Section 16 of the Exchange Act pursuant to Rule 3a12-3(b) promulgated thereunder. As of the date of this Agreement, the Company is not in possession of any material non-public information that if disclosed would, or could reasonably be expected to have, an effect on the price of the Common Stock. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial condition and results of operations, of the Company as of the dates and for the periods presented.

     4.7 No Change in Condition. Since the date of the Financial Statements, there has not been any change in the business, properties, prospects, or financial condition of the Company or its Subsidiaries which would constitute or reasonably could be expected to result in a Material Adverse Change.

     4.8  Taxes.

          (a) The Company and each of its Subsidiaries has filed all tax returns (provincial, federal, foreign, state, and local) required to be filed by it on or before the date of the Warrants under the laws of all jurisdictions wherein the location of the assets of the Company and its Subsidiaries, the nature or transaction of their business, or other requirements subject any of them to liability for taxes or other governmental charges ("Applicable Tax Laws"), and all taxes which are due and payable, all assessments received by the Company or any of its Subsidiaries, and all other taxes and installments of taxes or other governmental charges (foreign, federal, state, provincial, and local) due and payable by or with respect to the Company or any of its Subsidiaries under Applicable Tax Laws on or before the date hereof have been paid.

          (b) There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Company or any of its Subsidiaries or their respective assets.

          (c) To the Company's knowledge, there are no actions, suits, proceedings, investigations, audits, or claims now pending against or related to the Company or any of its Subsidiaries or their assets regarding any tax or assessment, or any material matters under discussion with any taxing authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority.

     4.9 Title to Assets. All of the assets owned by the Company and its Subsidiaries are free and clear of all Liens except for Permitted Liens and all assessments, covenants, restrictions, reservations, and other burdens and charges of every kind except for those reflected in the SEC Documents and the financial statements included therein.

     4.10 Compliance with Laws and Agreements. Neither the Company nor any of its Subsidiaries is in violation of any material term or provision of its organizational documents or any material term or provision of any indebtedness, mortgage, indenture, contract, agreement, or judgment or any decree, order, statute, rule, or regulation the violation of which would, individually or in the aggregate, constitute a Material Adverse Change. The execution, delivery, and performance of the Transaction Documents will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provisions of the Company's or any of its Subsidiaries' organizational documents, or any indebtedness, mortgage, indenture, or contract, obligation, or commitment to which the Company or any of its Subsidiaries is a party or by which any of them is bound, or any provision of any judgment, decree, order, statute, rule, or regulation to which the Company or any of its Subsidiaries is a party or by which any of them is bound.

     4.11 Employee Benefit Plans. All employee welfare or benefit plans (including any stock option, stock purchase, or ownership plan) with respect to which the Company or any Subsidiary is a sponsor are set forth in the SEC Documents.

     4.12  Environmental Matters.   There has been no storage, disposal,
generation, manufacture, spill, discharge (or any threatened spill or discharge), refinement, transportation, handling, or treatment of toxic wastes, medical wastes, hazardous wastes, or hazardous substances by the Company or any of its Subsidiaries (or to the knowledge of the Company, by any other Person) at, upon or from any of the property now or previously owned or leased or under contract for purchase by the Company or any of its Subsidiaries, in violation of any applicable law, ordinance, rule, regulations, order, judgment, decree, or permit or which would require remedial action under any applicable law, ordinance, rule, regulations, order, judgment, decree, or permit; the terms "hazardous wastes," "toxic wastes," "hazardous substances," and "medical wastes" shall have the meanings specified in any applicable local, state, provincial, federal, and foreign laws or regulations with respect to environmental protection.

     4.13 Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, provincial, state, or local government authority or any other person is required in connection with the execution, delivery, and performance by the Company of its obligations under the Transaction Documents, except for filings pursuant to Regulation D promulgated under the Act, Blue Sky filings, securities filing required by governmental authorities in British Columbia, and any other filings that are or may be required by the SEC or any such authority in connection with the Registration Rights Agreement. The Purchaser acknowledges that the shares of Common Stock issuable upon conversion of the Note or the exercise of the Warrants will require listing approval of the American Stock Exchange prior to being publicly traded.

     4.14 Private Offering. The offer, issuance, and sale of the Note, the Warrants, and the shares of Common Stock issuable upon conversion of the Note or exercise of the Warrants are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

     4.15 Fees. No fees or commissions are or will be payable by the Company or any of its Subsidiaries (or to its knowledge by any affiliate of the Company) to advisors, consultants, brokers, finders, investment bankers, or banks with respect to the offer, issuance, or sale of the Note, the Warrants, and the shares of Common Stock issuable upon conversion of the Note or exercise of the Warrants or the consummation of the transactions otherwise contemplated by the Warrants other than under the Structuring Fee Agreement.

     4.16 Transactions with Affiliates. Neither the Company nor any of its Subsidiaries has entered into any transaction directly or indirectly with or for the benefit of an Affiliate except (a) transactions with an Affiliate for the leasing of property, the rendering or receipt of services, or the purchase or sale of inventory or other assets in the ordinary course of business if the monetary or business consideration arising from such a transaction would be substantially as advantageous to the Company or such Subsidiary as the monetary or business consideration which such Person would obtain in a comparable arm's length transaction and (b) the transactions disclosed in the Company's Information Statement dated February 6, 1998, and Form 20-F for the year ended September 30, 1997, each as filed with the SEC.

     4.17    True and Complete Disclosure.

          (a) All factual information furnished by or on behalf of the Company in writing to the Purchaser in connection with the Transaction Documents and the transactions contemplated thereby is true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading.

          (b) The Purchaser acknowledges receipt of that form of Notice attached hereto as Schedule 4.17 regarding issuance shares of Common Stock upon conversion of the Note. In addition, the Purchaser acknowledges that the Company intends to cease as soon as practicable having its Common Stock quoted on the Canadian Dealing Network.

Section 5. Covenants. So long as the Purchaser retains any commitments hereunder or any Loan Obligations remain outstanding or the Purchaser retains any Warrants, the Company covenants as follows:

      5.1 Use of Proceeds. The Company shall use the proceeds of the initial advance under the Note as follows: (a) to satisfy all indebtedness of the Company and its Subsidiaries owing to and to redeem all of the securities of the Company and its Subsidiaries held by Olympus Securities Ltd. and NP Partners, formerly known as Nelson Partners, (b) to redeem all of the Series VI and Series VII Preference Shares of the Company, (c) to repay certain existing payables of the Company and its Subsidiaries, including amounts owed to officers and directors of the Company, and (d) for other general working capital purposes, in each case as presented to the Purchaser with the initial borrowing request. All other proceeds of the Note shall be used solely for working capital and project development expenses of the Company and its Subsidiaries, in each case as presented to the Purchaser with the applicable borrowing request.

      5.2 Inspection. The Company shall, and shall cause each of its Subsidiaries to, permit the Purchaser to visit and inspect any of the properties of such Person, to examine all of such Person's books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers, employees, and independent public accountants all at such reasonable times and as often as may be reasonably requested provided that the Company is given at least one Business Day advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted.

      5.3 Debt.

          (a) As used herein, the term "Debt" means with respect to any Person, without duplication, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade debt and normal operating liabilities incurred in the ordinary course of business), (d) obligations of such Person as lessee under capital leases, (e) obligations of such Person under or relating to letters of credit, guaranties, purchase agreements, or other creditor assurances assuring a creditor against loss in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) of this definition, and (f) nonrecourse indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) of this definition secured by any Lien on or in respect of any property of such

Person. For the purposes of determining the amount of any Debt, the amount of any Debt described in clause (e) of the definition of Debt shall be valued at the maximum amount of the contingent liability thereunder and the amount of any Debt described in clause (f) that is not covered by clause (e) shall be valued at the lesser of the amount of the Debt secured or the book value of the property securing such Debt.

          (b) Without the prior written approval of the Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Debt, except for the following (collectively, the "Permitted Debt"): (i) Debt in the form of the Loan Obligations and other Debt owed to the Purchaser; (ii) Debt in the form of Debt outstanding as of the date of and reported in the Financial Statements, but no increases, extensions, or refinancings thereof; (iii) Debt in the form of notes payable to officers and directors or their Affiliates incurred after the date of the Financial Statements but before the date of this Agreement listed in Schedule 5.3(b); (iv) Debt in the form of (A) Debt of any Subsidiary of the Company which is nonrecourse to the Company and the other Subsidiaries of the Company incurred to finance project developments or operations in the ordinary course of business and (B) Debt of any Subsidiary of the Company (other than CanFibre Group and its Subsidiaries and Kafus Cement Fibre Industries, Inc., and its Subsidiaries) which is nonrecourse to the Company and the other Subsidiaries of the Company not operating in the same line of business as such Subsidiary; (v) Debt in the form of capital leases or purchase money financing for equipment not to exceed U.S. $1,000,000 on a combined basis for the Company and its Subsidiaries; (vi) Debt in the form of unsecured indebtedness of the Company for borrowed money not to exceed U.S. $3,000,000; and (vii) Debt in the form of unsecured subordinated indebtedness of the Company for borrowed money having subordination terms reasonably acceptable to the Purchaser not to exceed U.S. $5,000,000.

          (c) Without the prior written approval of the Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to, make any payment on or with respect to, or purchase, redeem, defease, or otherwise acquire or retire for value any amount of any Permitted Debt permitted pursuant to paragraph
(b)(ii) above prior to the stated due dates or maturities thereof. The Company shall not, and shall not permit any of its Subsidiaries to, amend, supplement, or otherwise modify any of the terms or conditions of any such Permitted Debt (other than any such amendment, supplement, or modification which would extend the maturities of or reduce the amounts of any payments of principal, interest, fees, or other amounts, any modification which would render the terms of such Permitted Debt less restrictive, or any non-material administrative amendment which imposes no new restrictions).

      5.4 Liens.

          (a) As used herein, the term "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance, or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including any title retention for such purposes under any conditional sale agreement, any capital lease, or any other title transfer or retention agreement).

          (b) Without the prior written approval of the Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on any of the Company's or its Subsidiaries' real or personal property whether now owned or hereafter acquired, or assign any right to receive its income, except for the following (collectively, the "Permitted Liens"): (i) Liens securing the Loan Obligations and other Debt owed to the Purchaser; (ii) [intentionally deleted]; (iii) [intentionally deleted];
(iv) Liens securing Debt permitted under Section 5.3(b)(iv)(A)), provided that each such Lien encumbers only the assets of the Subsidiary of the Company that incurred such Debt and Liens Securing Debt permitted under Section 5.3(b)(iv)(B) provided that each such Lien encumbers only the assets of the Subsidiaries of the Company which are obligated on such Debt; (v) Liens securing Debt permitted under Section 5.3(b)(v) provided that each such Lien encumbers only the leased or purchased assets purchased with the proceeds of such Debt; (vi) [intentionally deleted]; and (vii) Liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of the Company's or any of its Subsidiaries assets or materially interfere with the Company's or any of its Subsidiaries business, including Liens satisfying the foregoing requirements that are (A) Liens for taxes, assessments, or other governmental charges or levies which are not yet due and payable or which are being contested in accordance with the terms of this Agreement; (B) Liens in connection with worker's compensation, unemployment insurance, or other social security, old age pension, or public liability obligations; (C) Liens in the form of legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature;
(D) Liens in the form of vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction, or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due and payable or which are being contested in accordance with this Agreement; and (E) Liens in the form of zoning restrictions, easements, licenses, and other restrictions on the use of real property or minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of the Company or the value of such property.

          (c) Without the prior written approval of the Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to, be party to any agreement restricting the right of the Company to pledge its assets to secure the Loan Obligations.

     5.5 Other Obligations.

          (a) The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist any obligations in respect of unfunded vested benefits under any pension plan or deferred compensation agreement.

          (b) The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist any obligations in respect of derivatives, other than derivatives used by such Person in such Person's respective business operations in aggregate notional quantities not to exceed the reasonably anticipated consumption of such Person of the underlying commodity for the relevant period, but no derivatives which are speculative in nature.

     5.6  Payment of Certain Claims.   The Company shall, and shall cause each
of its Subsidiaries to, pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, levies, and like charges imposed upon such Person or upon such Person's income, profits, or property by authorities having competent jurisdiction prior to the date on which penalties attached thereto and (b) all trade payables and current operating liabilities, unless the same are less than 90 days past due.

     5.7  Investments.   The Company shall not, and shall not permit any of its
Subsidiaries to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in the debt or equity securities of the Person, and loans, guaranties, trade credit, or other extensions of credit to the Person (collectively, "Investments"), except for the following (collectively, the "Permitted Investments"): (a) (i) investments in the Company and in Subsidiaries of the Company (whether existing or when acquired as formed), (ii) specified limited investments in Persons other than Subsidiaries of the Company that have been expressly approved by the Purchaser, but no further investments therein unless such further investments have been approved by the Purchaser, and (iii) loans, advances, and other investments in Persons other than those described in clauses (i) and (ii) in an aggregate outstanding amount not to exceed U.S. $500,000; (b) investments in the form of loans, guaranties, open accounts, and other extensions of trade credit in the ordinary course of business; (c) investments in direct obligations of the United States or Canada, or investments in any Person which investments are guaranteed by the full faith and credit of the United States or Canada, in either case maturing in twelve months or less from the date of acquisition thereof and repurchase agreements having a term of less than one year and fully collateralized by such obligations which are entered into with banks or trust companies described in clause (e) below; (d) investments in commercial paper and bankers' acceptances maturing in twelve months or less from the date of issuance and which, at the time of acquisition are rated A-2 or better by Standard & Poor's Corporation and P-2 or better by Moody's Investors Services, Inc; (e) investments in time deposits or certificates of deposit maturing within one year from the date such investment is made, issued by a bank or trust company organized under the laws of the United States or Canada or any state or province thereof having capital, surplus, and undivided profits aggregating at least U.S. $250,000,000 or a foreign branch thereof and whose long-term certificates of deposit are, at the time of acquisition thereof, rated A-2 by Standard & Poor's Corporation or P-2 by Moody's Investors Services, Inc.; and (f) investments in money market funds which invest solely in the types of investments described in paragraphs (c) through (e) above.

     5.8 Corporate Transactions. Without the prior written consent of the Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to (a) merge, consolidate, or amalgamate with another Person, or liquidate, wind up, or dissolve itself (or take any action towards any of the foregoing), (b) convey, sell, lease, assign, transfer, or otherwise dispose of any of its property, businesses, or other assets outside of the ordinary course of business, or (c) make any direct or indirect purchase or acquisition, whether in one or more related transactions, of any Person or group of Persons or any related group of assets, liabilities, or securities of any Person or group of Persons (excluding purchases of inventory and equipment in the ordinary course of business) except that:

          (i) The Company or any Subsidiary of the Company may sell the stock of Subsidiaries of the Company provided that the Subsidiaries whose stock is sold remain Subsidiaries of the Company;

          (ii) Any Subsidiary of the Company may merge, consolidate, or amalgamate into any Subsidiary of the Company or convey, sell, lease, assign, transfer, or otherwise dispose of any of its assets to any Subsidiary of the Company (and if such disposition transfers all or substantially all of the assets of transferring Subsidiary, such subsidiary may then liquidate, wind up, or dissolve itself); provided that the Subsidiary is the surviving or acquiring Subsidiary;

          (iii) Any Subsidiary of the Company may merge, consolidate, or amalgamate with another Person with the other Person as the surviving entity or convey, sell, lease, assign, transfer, or otherwise dispose of any of its assets to another Person (and if such disposition transfers all or substantially all of the assets of transferring Subsidiary, such Subsidiary may then liquidate, wind up, or dissolve itself) provided that the result of such transaction would not cause the net book value of the assets so merged out of the Subsidiaries of the Company or disposed of during any fiscal year of the Company to exceed 20% of the consolidated net book value of the Company as of the end of the prior fiscal year of the Company; and

          (iv) The Company or any Subsidiary of the Company may make any acquisition (by purchase or merger) provided that (A) the Subsidiary of the Company is the acquiring or surviving entity, (B) the aggregate non-equity consideration paid by the Company and its Subsidiaries in connection with acquisitions during any fiscal year does not exceed 20% of the consolidated net book value of the Company as of the end of the prior fiscal year of the Company, (C) no Default or Event of Default exists and the acquisition would not reasonably be expected to cause a Default or Event of Default, and (D) the transaction is not hostile, as reasonably determined by the Purchaser.

     5.9  Dividends.   Without the prior written approval of the Purchaser
(including the approval already given as detailed in Section 5.1) the Company shall not (a) declare or pay any dividends other than cash dividends under the Series IV Preference Stock of the Company and stock dividends under the Preference Stock of the Company; (b) purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such, whether in cash, assets or in obligations of it; (c) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or (d) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock.

     5.10  Insurance.   The Company shall, and shall cause each of its
Subsidiaries to, maintain insurance with responsible and reputable insurance companies or associations reasonably acceptable to the Purchaser in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Person operates.

     5.11 Lines of Business. The Company shall not, and shall not permit its any of its Subsidiaries to, change the character of its business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to its business as presently and normally conducted.

     5.12 Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction directly or indirectly with or for the benefit of an Affiliate except transactions with an Affiliate for the leasing of property, the rendering or receipt of services, or the purchase or sale of inventory or other assets in the ordinary course of business if the monetary or business consideration arising from such a transaction would be substantially as advantageous to the Company or such Subsidiary as the monetary or business consideration which such Person would obtain in a comparable arm's length transaction.

     5.13 Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to, comply, in all material respects, with all federal, state, and local laws and regulations which are applicable to its operations and property.

     5.14 Validity of Shares. The Company shall reserve and keep available at all times, free from preemptive rights, a sufficient number of shares of Common Stock to satisfy the requirements of the Note and the Warrants. Such shares of Common Stock: (i) will be upon issuance, free and clear of any Liens created by the Company or, to the Company's knowledge, any other Person; (ii) have been duly and validly authorized and when issued and paid for in accordance with the terms of the Warrants and the Note will be duly and validly issued, fully paid, and non-assessable; (iii) will not have been issued or sold in violation of any preemptive or similar rights; and (iv) will not subject the Purchaser thereof to personal liability by reason of holding the same.

     5.15  Financial Reports.  The Company shall deliver to the Purchaser:

          (i) within sixty-five (65) days of the end of each fiscal quarter, an unaudited balance sheet and statement of operations for the Company and its Subsidiaries on a consolidated basis prepared in accordance with Canadian Generally Accepted Accounting Principles consistently applied;

          (ii) within one hundred eighty (180) of the end of each fiscal year audited financial statements consisting of a balance sheet and statement of operations and cash flows statement for the Company and its Subsidiaries on a consolidated basis prepared in accordance with Canadian Generally Accepted Accounting Principles consistently applied (provided that with respect to paragraphs (i) and (ii) of this Section, provision of copies of reports and financial statements filed with the SEC pursuant to the Company's reporting requirements which contain such items within the time periods required hereunder shall be deemed satisfactory delivery of the required financial statements);

          (iii) copies of any management letters prepared by the Company's auditors and the Company's responses thereto promptly after their issuance; and

          (iv) notice of the occurrence of any Material Adverse Change, promptly after its occurrence.

     5.16 Reports Under Exchange Act; Change in Status. With a view to making available to the Purchaser the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Purchaser to sell securities of the Company to the public without registration, the Company agrees to: (i) make and keep public information available, as those terms are defined in Rule 144; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act, and (iii) furnish the Purchaser, so long as the Purchaser owns the Note or any Warrants forthwith upon request: (x) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Act and the Exchange Act; (y) a copy of the most recent annual or quarterly report of the Company and such other reports and documents filed by the Company; and (z) such other information as may be reasonably requested in availing the Purchaser of any rule or regulation of the SEC which permits the selling of any such securities without registration. The Company shall immediately notify the Purchaser in the event the Company ceases to be a "foreign private issuer," as defined in Rule 3b-4 promulgated by the SEC under the Exchange Act or if holders of Common Stock of the Company are otherwise subject to Section 16 of the Act.

     5.17 HSR Act. The Company agrees that, in the event that conversion of the Note or the exercise of any Warrants requires any filing to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), the Company shall, at the request of the Purchaser and at the expense of the Company, make all filings required by the HSR Act and shall cooperate with the Purchaser in responding to any request for information submitted by the Department of Justice or the Federal Trade Commission.

     5.18 Future Stock Sales. The Company shall not (a) issue or sell (i) shares of the Common Stock at a price less than 85% of the Average Price (as defined in Section 5 of the Note) as of the date of sale or (ii) any securities convertible into or exchangeable for Common Stock, with a conversion or exercise price that is less than 85% of the Average Price of the Common Stock on the date of issuance of such convertible or exchangeable securities or (b) sell more than U.S. $10 million of Common Stock at prices less than the Average Price as of the date of the related sale. Purchaser shall have the right in connection with any issuance of Common Stock (or any security convertible into or exchangeable for Common Stock) to purchase its proportionate share (based on its beneficial ownership of the Common Stock as determined under Rule 13d-3) of the securities proposed to be so issued, on the same terms as those pursuant to which the Company proposes to sell such securities to other Persons. This paragraph will not restrict the ability of the Company to offer or sell securities at or above the Average Price of the Common Stock during the 30 days preceding the date of sale. This Section 5.18 shall terminate on the date the Purchaser and its Affiliates beneficially own less than 10% of the outstanding Common Stock.

Section 6.  Default and Remedies.

     6.1 Events of Default. Each of the following shall be an "Event of Default" for the purposes of this Agreement:

          (a) The Company or any other Credit Party defaults in the payment when due of any amount due under any Loan Document, including payments of principal, interest, fees, reimbursements, or indemnifications;

          (b) Any representation or warranty made by the Company or any other Credit Party or any officer thereof in any Loan Document or any Warrant Document proves to have been materially false or erroneous at the time it was made or deemed made;

          (c) (i) Any breach by the Company or any Credit Party of any restrictive covenant in any Loan Document or Warrant Document or any covenant in any Loan Document or Warrant Document for which a specific time period for compliance is provided or (ii) any breach by the Company or any Credit Party of any other covenant in any Loan Document or Warrant Document which breach is not cured within 30 days after receipt of written notice from the Purchaser of such breach;

          (d) Any Loan Document or Warrant Document shall at any time and for any reason, other than the action of the Purchaser, cease to create the Lien on the property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by any party thereto;

          (e) (i) Any principal, interest, fees, or other amounts due on any indebtedness of the Company or any other Credit Party or any Subsidiary of the Company is not paid when due, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and the aggregate amount of all such indebtedness so in default exceeds U.S. $5,000,000; (ii) any indebtedness of the Company or any other Credit Party or any Subsidiary of the Company shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment) prior to the stated maturity thereof, and the aggregate amount of all such indebtedness so accelerated exceeds U.S. $5,000,000; or (iii) any event shall occur or condition shall exist under any agreement or instrument relating to any indebtedness of the Company or any other Credit Party or any Subsidiary of the Company the effect of which is to accelerate or to permit the acceleration of the maturity of any such indebtedness, whether or not any such indebtedness is actually accelerated, and the aggregate amount of all such indebtedness so in default exceeds U.S. $5,000,000;

          (f) (i) There shall have been filed against the Company or any other Credit Party or any Material Subsidiary of the Company or any of their respective properties, without such Person's consent, any petition or other request for relief seeking an arrangement, receivership, reorganization, liquidation, or similar relief under bankruptcy or other laws for the relief of debtors and such request for relief (A) remains in effect for 60 or more days, whether or not consecutive, or (B) is approved by a final nonappealable order, or (ii) the Company or any other Credit Party or any Material Subsidiary of the Company consents to or files any petition or other request for relief of the type described in clause (i) above seeking relief from creditors, makes any assignment for the benefit of creditors or other arrangement with creditors, or admits in writing such Person's inability to pay its debts as they become due (the occurrence of any Event of Default under clause (i) or (ii) being a "Bankruptcy Event of Default");

          (g) A judgment in excess of U.S. $5,000,000 is rendered against the Company or any other Credit Party or any Subsidiary of the Company and such judgment is not discharged or stayed pending appeal within 30 days following its entry; or

          (h) (a) There shall occur the direct or indirect acquisition after the date hereof by any Person or related Persons constituting a group of (i) beneficial ownership of issued and outstanding shares of Voting Securities of the Company, the result of which acquisition is that such Person or such group possesses 20% or more of the combined voting power of all then-issued and outstanding Voting Securities of the Company or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of the Company, or (b) the individuals who, at the beginning of any period of 12 consecutive months, constitute the Company's board of directors (together with any new director whose election by the Company's board of directors or whose nomination for election by the Company's stockholders entitled to vote thereon was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Company's board of directors then in office.

     6.2  Remedies.

          (a) During the continuation of any Event of Default, the Purchaser may
(i) declare by written notice to the Company all of its commitments under the Loan Documents terminated, whereupon such commitments shall terminate (provided that upon the occurrence of any Bankruptcy Event of Default, all such commitments of the Purchaser shall terminate immediately and automatically), and
(ii) declare by written notice to the Company all Loan Obligations to be immediately due and payable, whereupon such amounts shall become immediately due and payable (provided that upon the occurrence of any Bankruptcy Event of Default, all Loan Obligations shall immediately and automatically become due and payable). Except as expressly provided for in the Loan Documents, the Company waives notice of any default or event of default (however denominated), notice of intent to accelerate, notice of acceleration, presentment, demand, notice of dishonor, notice of setoff, notice of the initiation of any suit, notice of any action against any credit support or collateral, and notice of any other action or remedy.

          (b) During the continuation of any Event of Default, the Purchaser may declare by written notice to the Company that the Loan Obligations specified in such notice shall bear interest beginning on the date specified in such notice (which may be at any time on or after receipt of such notice) until paid in full at the lesser of 17.00% per annum, calculated based upon a 365/366 day year for the actual number of days elapsed, or the Highest Lawful Rate (as defined below), whereupon such interest shall begin to accrue and the Company shall pay such interest to the Purchaser upon demand.

          (c) During the continuation of an Event of Default, the Purchaser is authorized at any time, to the fullest extent permitted by law, to setoff and apply any indebtedness owed by the Purchaser to the Company against any and all of the obligations of the Company under the Loan Documents, irrespective of whether or not the Purchaser shall have made any demand under the Loan Documents and although such obligations may be contingent and unmatured.

          (d) During the continuation of an Event of Default, the Purchaser may exercise all of its rights under the Loan Documents and all other rights at law or in equity.

          (e) During the continuation of an Event of Default, all payments received in respect of obligations under the Loan Documents shall be applied in the order determined by the Purchaser.

No right, power, or remedy conferred to the Purchaser in the Loan Documents or in any documents securing or supporting the Loan Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Purchaser shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon the Company shall entitle the Company to similar notices or demands in the future.

Section 7.  Miscellaneous.

     7.1 Expenses. The Company shall pay directly or reimburse the Purchaser for all reasonable expenses of the Purchaser, including reasonable charges and disbursements of legal counsel for the Purchaser, in connection with the amendment, modification, waiver, or interpretation of the Transaction Documents, and the preservation or enforcement of any rights of the Purchaser under the Transaction Documents, including the expenses of the Purchaser prior to the execution of this Agreement. The amount and nature of any expense of the Purchaser hereunder shall be fully established by a certificate of any officer of the Purchaser. The provisions of this paragraph shall survive any purported termination of this Agreement that does not expressly reference this paragraph.

     7.2 Indemnification of Purchaser. The Company agrees to protect, defend, indemnify, and hold harmless the Purchaser and its stockholders, directors, officers, employees, agents, affiliates, successors, and assigns, and their respective stockholders, directors, officers, employees, and agents (for the purposes of this Section 7.2, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and out-of-pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to (a) any breach of any representation, warranty, or covenant of the Company under the Transaction Documents and (b) any litigation or proceeding relating to the Transaction Documents or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The amount and nature of any indemnification claim under this Section shall be presumptively established by a certificate from the applicable Indemnified Party. The provisions of this paragraph shall survive any purported termination of this Agreement that does not expressly reference this paragraph.

     7.3  Certain Provisions Regarding Payments.

          (a) Unless otherwise specified, the Company shall make all payments required under the Transaction Documents not later than 1:00 p.m., Houston, Texas, time on any date when due in lawful money of the United States of America to the Purchaser at such location as is specified by the Purchaser in writing in immediately available funds. Whenever any payment to be made under the Transaction Documents shall be stated to be due on a day other than a day on which the banks in Vancouver, British Columbia, and Houston, Texas, are required to be open ("Business Day"), such payment shall be due and payable on the next succeeding Business Day. If the date for payment of any obligation is not specified in the Transaction Documents, such obligation shall be payable upon demand.

          (b) Any and all payments by the Company under the Transaction Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income of and franchise taxes imposed on the Purchaser by any jurisdiction in which the Purchaser is a citizen or resident or any political subdivision of such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from any sum payable to the Purchaser (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this paragraph), the Purchaser receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Company shall make such deductions; and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (c) The Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made with respect to, or from the execution, delivery, filing, or registration of, the Transaction Documents.

          (d) If any sum due from the Company under the Transaction Documents or any order or judgment given in relation hereto has to be converted from the currency in which the same is payable hereunder or under such order or judgment (the "first currency") into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Company with any governmental authority or in any court, tribunal, or arbitration panel or (ii) enforcing any order or judgment given in relation hereto, the Company shall indemnify the Purchaser against any loss incurred as a result of any discrepancy between (A) the rate of exchange used when restating the amount in question from the first currency into the second currency and (B) the rate or rates of exchange at which the Purchaser purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such sum due or order or judgment.
The foregoing indemnity shall constitute a separate obligation of the Company distinct from any other obligations and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

     7.4  Waiver, Amendment, and Survival.

          (a) Performance under the Loan Documents to which the Company is a party may be waived only in a writing signed by the party against whom enforcement is sought, and such a waiver shall be effective only for the purposes and only to the extent stated in that writing. The terms of the Loan Documents to which the Company is a party may be amended, supplemented, and otherwise modified only in a writing signed by the party against whom enforcement is sought, and such an amendment, supplement, or other modification shall be effective only for the purposes and only to the extent stated in that writing. All representations, warranties, and covenants of the

Company in the Loan Documents shall survive the execution of this Agreement and any other document or agreement.

          (b) The provisions in the Warrant Documents shall control waiver and amendment of the Warrant Documents. No holder of Warrants that is not the holder of the Note shall have any rights with respect to the waiver or amendment of the Loan Documents.

     7.5  Successors and Assigns.

          (a) The Loan Documents shall bind and inure to the benefit of the Company and the Purchaser and their respective successors and assigns. The Company may not assign its rights or delegate its duties under the Loan Documents. The Purchaser may not assign or participate its rights and delegate its duties under the Loan Documents without the consent of the Company, which consent shall not be unreasonably withheld; provided that, during the continuation of an Event of Default, the Purchaser may assign or participate its rights and delegate its duties under the Loan Documents without the consent of the Company, following notice thereof to the Company. Notwithstanding any other provision of this Agreement, the Purchaser may, at any time, assign its rights and duties under the Loan Documents to an affiliate of the Purchaser.

          (b) The provisions in the Warrant Documents shall control the rights and duties of the parties to the Warrant Documents and their successors and assigns. No holder of Warrants that is not the holder of the Note shall have any rights or obligations under the Loan Documents, but the holder of the Note shall be entitled to the benefit of the provisions of the Loan Documents with respect to any Warrants held by the holder of the Note.

     7.6  Notice.

          (a) Unless otherwise specified, all notices and other communications provided for between the Company and the Purchaser in the Loan Documents shall be in writing, including telecopy, and delivered or transmitted to the addresses set forth below, or to such other address as shall be designated by the Company or the Purchaser in written notice to the other party. Notice sent by telecopy shall be deemed to be given and received when receipt of such transmission is acknowledged, and delivered notice shall be deemed to be given and received when receipted for by, or actually received by, an authorized officer of the Company or the Purchaser, as the case may be.

     Kafus Environmental Industries Ltd.
     270 Bridge Street
     Dedham MA 02026
     Attn:  Mr. Michael A.  McCabe
     telephone:    781-326-5001
     telecopier:   781-326-5105

     Enron Capital & Trade Resources Corp.
     Attn: Tony A. Valentine
     1400 Smith Street
     Houston, Texas 77002
     telephone:    713-853-6903
     telecopier:   713-646-2654

          (b) The provisions in the Warrant Documents shall control the rights and duties of the parties to the Warrant Documents with respect to notice obligations.

     7.7  Choice of Law.

          (a) Except as otherwise specified in another Loan Document, the Loan Documents shall be governed by and construed and enforced in accordance with the laws of Texas and the applicable laws of the United States, without regard to conflicts of law principles which would select another law.

          (b) The provisions in the Warrant Documents shall control the choice of law elections under the Warrant Documents.

     7.8  Arbitration.

          (a) Disputes arising under the Loan Documents shall be settled by one arbitrator pursuant to the rules of the American Arbitration Association (the "AAA") for Commercial Arbitration (the "Rules"). Such arbitration shall be held in New York, New York, or at such other location as mutually agreed to by the parties to the dispute. Subject to any applicable limitations contained in this Agreement, arbitration may be commenced at any time by any party giving notice to the other party that a dispute has been referred to arbitration under this paragraph (a). The arbitrator shall be selected by the joint agreement of the parties hereto, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the Rules from the panel of arbitrators maintained by the AAA. Any award of the arbitrator shall be accompanied by a written opinion giving the reasons for the award. The expense of the arbitration shall be borne by the parties in the manner determined in writing by the arbitrator. This arbitration provision shall be specifically enforceable by the parties. The determination of the arbitrator pursuant to this Section shall be final and binding on the parties and may be entered for enforcement before any court of competent jurisdiction.

          (b) The provisions in the Warrant Documents shall control the dispute resolution elections under the Warrant Documents.

     7.9 Prevention of Usury. As used herein, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Purchaser which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. NOTWITHSTANDING the foregoing or any other term in the Transaction Documents to the contrary, it is the intention of the Purchaser and the Company to conform strictly to any applicable usury laws. Accordingly, if the Purchaser contracts for, charges, or receives any consideration in connection with the Transaction Documents which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at the Purchaser's option be applied to the outstanding amount of the loans made hereunder or be refunded to the Company. In determining whether any interest exceeds the Highest Lawful Rate, such interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Transaction Documents.

     7.10 Counterparts. This Agreement may be executed in multiple counterparts which together shall constitute one and the same instrument.



              [the remainder of this page is intentionally blank]

    7.11 No Further Agreements. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     EXECUTED as of the date first above written.

                              Very truly yours,

                              ENRON CAPITAL & TRADE RESOURCES
                              CORP.


                              By:
                                 ------------------------------
                              Name:
                                   ----------------------------
                              Title:
                                    ---------------------------

AGREED TO AND ACCEPTED
as of the date first
above written.

KAFUS ENVIRONMENTAL INDUSTRIES LTD.


By:
   --------------------------------
Name:
     ------------------------------
Title:
      -----------------------------


[Securities Purchase Agreement]